SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT (the "Separation Agreement") is entered into by JOE QUINTANA ("Mr. Quintana") and PUGET SOUND ENERGY, INC. ("PSE"or "Company").

                                    RECITALS

     A. Mr. Quintana has been employed by PSE as Vice President External Affairs pursuant to an Agreement dated March 20, 1998 (the "Employment Agreement").

     B. Having had a productive employment relationship and because of Mr. Quintana's desire to engage in a consulting business, the parties now wish to end their employment relationship on amicable grounds and mutually agreeable terms. To accomplish this change in a positive manner, Mr. Quintana and PSE further wish to clarify and resolve all issues relating to Mr. Quintana's employment with PSE.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, good and adequate consideration for which is mutually acknowledged, PSE and Mr. Quintana agree as follows:

1.       CONCLUSION OF EMPLOYMENT RELATIONSHIP

         Mr. Quintana's employment as vice president, external affairs, will end effective December 31, 1999. PSE will immediately take all steps to remove Mr. Quintana as an officer and/or signatory from all relevant places, and will take any requisite action to inform appropriate government and/or regulatory entities who require notice of such change. The parties agree that they will arrive at a mutually satisfactory statement for use in describing this transition to others.

2.       SEVERANCE BENEFIT

         PSE agrees that it will provide Mr. Quintana with a benefit in the form of a severance payment representing salary and health insurance benefit premiums for the period through September 30, 2000, at the same base salary level he was receiving in December 1999 and for health insurance benefits obtained under COBRA. The severance payment shall be made in one lump sum payment, less required withholding, following the effective date of this Agreement and as soon as administratively possible after January 1, 2000. PSE agrees that, as of December 31, 1999, Mr. Quintana will and shall have a vested right to thirty-five per cent (35%) of a normal full retirement benefit at age 62 under the PSE Supplemental Executive Retirement Plan effective June 1, 1997 and amended through February 24, 1999 (the "SERP"). PSE further agrees that Mr. Quintana may keep as his own property the personal computer and laptop computer that have been assigned to him by PSE.

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3.       ADDITIONAL PAYMENTS

         Following the effective date of this Agreement and at the time that other officers of the Company receive their similar Incentive Award, PSE agrees to pay Mr. Quintana's 1999 Annual Incentive Plan award, as determined under the Annual Incentive Plan goals for 1999 by the Compensation Committee of the Board of Directors in the ordinary course. Following the effective date of this Agreement and as soon as is administratively possible, PSE agrees to pay Mr. Quintana $45,432, less required withholding, representing payment for the pro rata portion (based on the portion of each award cycle elapsed as of December 31, 1999, and the performance of the Company against the target benchmarks during the period ended October 31, 1999) of Mr. Quintana's four outstanding target awards under the PSE Long Term Incentive Plan (the "LTIP"). Mr. Quintana shall be paid his 1999 base salary, less required withholding, in the normal course for the period ended December 31, 1999.

4.       GENERAL RELEASE OF CLAIMS

         Subject to the exclusion herein, PSE and Mr. Quintana expressly waive any claims against one another and release one another (including PSE subsidiaries and affiliates and each of their respective officers, directors, stockholders, managers, employees, agents and representatives) from any claims that either of them may have in any way connected with Mr. Quintana's employment with PSE and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, employment benefits, or damages of any kind whatsoever, including without limitation any claims arising out of any contracts, expressed or implied, any covenant of good faith and fair dealing, expressed or implied, any theory of wrongful constructive discharge, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship. Excluded from this release are claims Mr. Quintana may have related to his SERP or LTIP under the official plan documents adopted by the Board of Directors or Board Compensation Committee for those plans as such documents exist on the date of this Agreement, his 1999 bonus as determined in accordance with the PSE Annual Incentive Plan, or other claims that an employee may have with regard to vested benefits under Employee Retirement Income Security Act, claims under the Washington Industrial Insurance Act or any other claim which may not be released in accordance with law.

         The parties represent and warrant that they have not filed any complaints, charges or lawsuits against one another with any governmental agency or any court, and agrees that they will not initiate, assist or encourage any such actions.

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         Nothing in this waiver and release  shall  preclude  either  party from enforcing his/its rights hereunder.

5.       REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

         Mr. Quintana and PSE agree that he has had up to 21 days to review this Agreement and consult legal counsel before executing the Agreement, during which time the proposed terms of this Agreement have not been amended, modified or revoked by PSE. Mr. Quintana may revoke this Agreement after executing it if he so chooses by providing notice of his decision to revoke the Agreement to PSE (Attn: Dorothy Graham) within seven days following the date he signs this Agreement. This Agreement shall become effective and enforceable upon expiration of this seven-day revocation period.

6.       CONFIDENTIAL INFORMATION; NONDISPARAGEMENT

         6.1      Safeguarding of Confidential Information

         Mr. Quintana acknowledges that in the course of his employment as an officer of PSE he has obtained access to confidential information that relates to the business and affairs of PSE, including but not limited to PSE's business plans and strategies, financial plans, legislative and governmental affairs plans and strategies, regulatory plans and strategies, budgets and forecasts, legal and regulatory affairs, competitive position, and other similar matters. Mr. Quintana agrees that he shall safeguard all confidential information regarding PSE, shall not disclose it to any other party and shall not use it for any purpose other than as directed by PSE.

         6.2      Nondisparagement

         Mr. Quintana and PSE and its officers and directors further agree that they will not make disparaging or derogatory statements about one another, affiliates, officers, managers, employees and/or agents, or knowingly engage in conduct detrimental to one another's business or reputation.

7.       ARBITRATION OF DISPUTES

         Any dispute between PSE and Mr. Quintana with respect to any of the matters set forth herein shall be submitted to binding arbitration in city of Seattle, state of Washington. Either PSE or Mr. Quintana may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its/his position with regard to the issue. If PSE and Mr. Quintana are unable to agree on an arbitrator within 30 days following delivery of such notice, the arbitrator shall be selected by a Judge of the Superior
Court of the State of Washington for King County upon three days' notice. Discovery shall be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure but either party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator shall determine the extent of discovery allowable in connection with

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the dispute in question.  Except as otherwise  provided herein,  the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect for expedited proceedings. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator shall hold a hearing, at which the parties may present evidence and argument, within 30 days of his or her appointment, and shall issue an award within 15 days of the close of the hearing.

8.       COVENANT OF GOOD FAITH

         The parties agree that this Agreement contains an implied covenant of good faith and fair dealing.

9.       SEVERABILITY

         The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

10.      KNOWING AND VOLUNTARY AGREEMENT

         Mr. Quintana represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claims he might have against PSE and its agents, understands that he has the right to consult counsel of his choice and has done so, and enters into this Agreement without duress or coercion from any source. Mr. Quintana acknowledges and that PSE has provided him reasonable time to consider its offer and to seek legal assistance. Mr. Quintana has consulted an attorney of his choice and understands that he is waiving all potential claims against PSE, other than those reserved herein.

11.      ENTIRE AGREEMENT

         This Agreement sets forth the entire understanding of the parties with regard to the termination of Mr. Quintana's employment with PSE, and supercedes the Employment Agreement and any prior or contemporaneous agreements and understandings, written or oral, express or implied, pertaining to the employment relationship between Mr. Quintana and PSE. The headings and subheadings in this Agreement are for convenience of reference and are not intended to add substance to the terms of the Agreement. The parties expressly acknowledge that, except as expressly provided herein with respect to Mr. Quintana's SERP benefits vesting and with respect to payout of LTIP benefits (in the case of both of which this Agreement provides benefits to Mr. Quintana in excess of those set forth in the SERP and LTIP official Plan Documents), nothing herein supercedes, modifies, or extinguishes any official Plan Document adopted by the PSE Board of Directors or Compensation Committee relating to the rights and obligations of the parties under the LTIP or the SERP. The parties agree and acknowledge that in order to be enforceable, any modifications, changes, additions or deletions to this Agreement must be in writing and signed by both parties.

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12.      AUTHORITY TO ENTER AGREEMENT

         PSE and Mr. Quintana agree and warrant that PSE for itself, and Mr. Quintana for himself, have the authority to enter into this Separation Agreement. The individual signing this Separation Agreement on behalf of PSE warrants and represents that he is duly authorized to do so, has the legal capacity to do so, and that all corporate actions necessary to authorize the execution, delivery and performance of this Separation Agreement have been duly and validly taken prior to the date hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

Puget Sound Energy, Inc.                       Joe Quintana

By: William S. Weaver                          Joe Quintana
------------------------------                 ------------------------------
Its: President & Chief                         Dated:12/29/99
     Executive Officer

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